Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of The J. M. Smucker Company on Form S-4 (the “Registration Statement”), of our opinion dated September 10, 2023 appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references to our name contained therein under the headings “The Offer—Background of the Offer and the Merger”, “The Offer—Hostess Brands’ Reasons for the Offer and the Merger; Recommendation of the Hostess Brands Board of Directors”, “The Offer—Opinion of Financial Advisor to the Hostess Brands Board”, and “The Offer—Certain Hostess Brands Management Projections”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ David Khayat
David Khayat
Managing Director

New York, New York

October 24, 2023